Exhibit 99.1

SILVER STREAM SIGNS DEFINITIVE AGREEMENT TO ACQUIRE ZONIA COPPER PROJECT IN ARIZONA WITH PHASED EARN-IN FROM FEASIBILITY TO BUYOUT

LAS VEGAS, NV, MAY 12, 2014 – Silver Stream Mining Corp. (the "Company" or "Silver Stream") (OTCQB: AGSM) announced today it has completed its corporate due diligence and signed a definitive agreement ("Agreement") with Redstone Resources Corporation ("Redstone"), a private Nevada Corporation, to earn in and ultimately buyout the Zonia Copper Project ("Zonia") located in Yavapai County, Arizona, approximately 81 miles northwest of Phoenix, Arizona.

Under the terms of the Agreement, Silver Stream will be making a $500,000 USD First Tranche investment into Redstone over six (6) monthly installments of $83,333 USD and acquiring 2,500,000 shares of Redstone's Common Shares at $0.20/share for a 4.94% equity position in Redstone. Silver Stream announced its first payment of $83,333 to Redstone in its March 26, 2014 news release.

Upon completion of its First Tranche investment, Silver Stream will make a $1,500,000 Second Tranche investment to acquire an additional 7,500,000 shares of Redstone's Common Shares at $0.20/share for a 19.76% total equity position in Redstone. The purpose of the Second Tranche investment is to perform additional reverse circulation and core drilling on the Zonia property.

Upon completion of its $1,500,000 USD Second Tranche investment, Silver Stream will have a twelve (12) month period to complete a Third Tranche investment of $4,500,000 USD to acquire an additional 22,500,000 shares of Redstone's Common Shares at $0.20/share for a 44.45% total equity position in Redstone. The purpose of the Third Tranche investment is to complete a definitive feasibility study ("Feasibility Study") for Zonia.

Silver Stream will have 80% Warrant coverage on each of the First, Second and Third Tranche investments into Redstone which will allow the Company to own a controlling equity interest (62.3%) in Zonia upon conversion of Warrants.

Provisions have been made for Silver Stream to increase its total equity position to 75% for $3,373,851 USD. Silver Stream can ultimately increase its equity position to 100% and buyout Redstone for $6,426,149 USD or 7% of net present value as determined by the Feasibility Study including any feasibility adjustments.

In the event Silver Stream does not convert its Warrants into Common Shares, Redstone will have the right and option to purchase in one or more transactions up to 100% of the securities acquired by Silver Stream in the Second Tranche and Third Tranche purchase transactions (inclusive of the Shares and Warrants for such tranches) at a cost equal to Silver Stream's total investment in the Shares that Redstone elects to repurchase from the Second Tranche and/or Third Tranche Shares.

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776

About Silver Stream: Silver Stream is a natural resource company engaged in the acquisition of, exploration for, and development of, metallic mineral resources in the Americas. The Company is currently focused on delivering shareholder value through the exploration of the Solomon Pillars Gold Property in Beardmore, Ontario, Canada, the Zonia Copper Project in Yavapai County, Arizona, and the Metates Silver Project in Sinaloa, Mexico. The Company's Technical Advisory Team, with expertise in geology, engineering and operations provides a foundation to assess other mining projects for potential acquisition or joint venture opportunities throughout the Americas and to pursue the development of the Company's existing projects in a focused and economical manner.

FORWARD LOOKING STATEMENTS:

Information contained herein regarding optimism related to the Company's business, expanding exploration, development activities and other such statements are "forward-looking statements". While Silver Stream believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including market prices for the Company's mineral products, international and domestic economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release, except as required by applicable law.

Contact:
Silver Stream Mining Corp.
Terrence H. Byberg, President and C.E.O.
Tel: (702) 818-1775
info@silverstreammining.com

Silver Stream Mining Corp. • 9550 South Eastern Avenue • Suite 253 • Las Vegas, NV 89123 • Tel: (702) 818-1775 • Fax: (702) 818-1776